Exhibit 99.1

BJ’s Wholesale Club News

BJ’s Wholesale Club, Inc	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS FIRST QUARTER RESULTS

May 18, 2004, Natick, MA—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported net income of $16.1 million, or $.23 per diluted share, for its first quarter ended May 1, 2004, compared to income before the cumulative effect of accounting principle changes of $12.5 million, or $.18 per diluted share, for last year’s first quarter. Including the cumulative effect of accounting principle changes, net income for last year’s first quarter was $11.3 million, or $.16 per diluted share. Results for the quarter ended May 3, 2003, included a post-tax gain of $0.7 million, or $.01 per diluted share, as a result of reducing the Company’s reserves for House2Home lease obligations. (See notes to attached statements.)

Net sales for the first quarter increased by 12.1% to $1.6 billion, and comparable club sales increased by 6.6%, including a contribution from sales of gasoline of 0.4%.

President and CEO Mike Wedge commented, “Our results for the first quarter reflect significant investments to become a truly member-centric organization. Based on our Member Insight findings, we re-merchandised approximately 75% of the aisles in our clubs during the first quarter. On a comparable club sales basis, food increased by approximately 9% and general merchandise increased by approximately 4% during the first quarter.”

The Company also announced that it repurchased approximately 317,000 shares of BJ’s common stock during the first quarter at an average price of $25.10 per share, for a total of approximately $8.0 million.

First Quarter Results/Conference Call

As previously announced, BJ’s plans to hold a conference call today at 8:30 a.m. Eastern Time to discuss the first quarter results and outlook for the remainder of 2004. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live or to listen to an archive of the call, which will be available for approximately ninety days following the call.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 150 clubs and 78 gas stations compared with 143 clubs and 71 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 1, 2004	May 3, 2003
Net sales	$1,610,958	$1,437,549
Membership fees and other	36,666	33,572

Total revenues	1,647,624	1,471,121

Cost of sales, including buying and occupancy costs	1,497,600	1,333,423
Selling, general and administrative expenses	123,200	113,916
Preopening expenses	219	3,989

Operating income	26,605	19,793
Interest expense, net	(111)	(68)
Gain (loss) on contingent lease obligations	(73)	814

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	26,421	20,539
Provision for income taxes	10,171	7,870

Income from continuing operations before cumulative effect of accounting principle changes	16,250	12,669
Loss from discontinued operations, net of income tax benefit	(132)	(149)

Income before cumulative effect of accounting principle changes	16,118	12,520
Cumulative effect of accounting principle changes	—	(1,253)

Net income	$16,118	$11,267

Basic and diluted earnings per common share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.23	$0.18
Loss from discontinued operations	—	—
Cumulative effect of accounting principle changes	—	(0.02)

Net income	$0.23	$0.16

Number of common shares for earnings per share computations:
Basic	69,809,300	69,288,640
Diluted	70,362,007	69,396,765

Pro forma amounts assuming accounting principle changes are applied retroactively:
Net income	$16,118	$12,520

Basic and diluted earnings per common share	$0.23	$0.18

Clubs in operation - end of period	150	143

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	May 1, 2004	May 3, 2003
ASSETS
Current assets:
Cash and cash equivalents	$75,954	$42,100
Accounts receivable	63,332	57,100
Merchandise inventories	707,651	659,046
Current deferred income taxes	18,998	19,280
Prepaid expenses	19,465	17,253

Total current assets	885,400	794,779
Property, net of depreciation	778,345	720,700
Other assets	23,016	23,292

TOTAL ASSETS	$1,686,761	$1,538,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$40,000
Current installments of long-term debt	407	—
Accounts payable	488,944	442,279
Closed store lease obligations	8,428	21,214
Accrued expenses and other current liabilities	214,935	190,569

Total current liabilities	712,714	694,062
Long-term debt, less portion due within one year	3,521	—
Noncurrent closed store lease obligations	11,055	21,663
Other noncurrent liabilities	61,468	52,894
Deferred income taxes	35,429	18,008
Stockholders’ equity	862,574	752,144

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,686,761	$1,538,771

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	May 1, 2004	May 3, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,118	$11,267
(Gain) loss on contingent lease obligations	73	(814)
Provision for store closing costs	220	248
Cumulative effect of accounting principle changes	—	1,253
Depreciation and amortization	24,413	20,256
Deferred income taxes	1,589	6,803
Increase in merchandise inventories, net of accounts payable	(10,347)	(7,543)
Decrease in closed store lease obligations	(2,728)	(14,890)
Other	10,044	6,634

Net cash provided by operating activities	39,382	23,214

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(30,446)	(55,636)
Property disposals	390	15

Net cash used in investing activities	(30,056)	(55,621)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of short-term debt, net	—	40,000
Purchase of treasury stock	(7,960)	—
Proceeds from issuance of common stock	1,951	51
Changes in book overdrafts	(5,986)	1,773
Repayment of long-term debt	(97)	—

Net cash provided by (used in) financing activities	(12,092)	41,824

Net increase (decrease) in cash and cash equivalents	$(2,766)	$9,417

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	Last year’s first quarter gain on contingent lease obligations included a pretax credit of $1.2 million ($0.7 million after tax) to reduce the Company’s House2Home lease obligations.

2.	During last year’s first quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year.

3.	During this year’s first quarter ended May 1, 2004, the Company adopted the provisions of Emerging Issues Task Force Issue 03-10, “Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (“EITF 03-10”). This pronouncement provides guidance for the reporting of vendor consideration received by a reseller as it relates to manufacturers’ incentives (such as rebates or coupons) tendered by consumers. Vendor consideration may be included in revenues only if defined criteria are met. Otherwise, such consideration is recorded as a decrease in cost of sales. The provisions of EITF 03-10 became effective as of the beginning of 2004. Implementation of EITF 03-10 has no effect on gross margin dollars, net income or cash flows, but certain vendor coupons or rebates which had been recorded in sales in the past are being recorded as a reduction of cost of sales in this year’s first quarter. This resulted in decreases in both sales and cost of sales of $10.3 million in this year’s first quarter versus $4.1 million in last year’s first quarter. As permitted by the transition provisions of EITF 03-10, sales and cost of sales in last year’s statement of income have been recast to conform with this year’s presentation.

4.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.